Exhibit 99.1

Marina Biotech, Inc. Announces a $15 Million Purchase Agreement with Lincoln Park Capital Fund, LLC

BOTHELL, WA, October 17, 2011 – Marina Biotech, Inc. (NASDAQ: MRNA), a leading oligonucleotide-based drug discovery and development company, announced today that it has entered into a purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor, whereby LPC has committed to invest, at the Company’s sole option, up to $15 million of equity capital.

“LPC has participated in the past as an institutional investor in Marina and we look forward to working with them as a financial partner,” said J. Michael French, President and Chief Executive Officer at Marina Biotech, Inc. “This commitment by LPC provides additional financial flexibility as we continue our research and development efforts.”

During the 30-month term of the purchase agreement the Company controls the timing and amount of any future investment, if and when the Company decides in accordance with the purchase agreement. LPC has no right to require the Company to sell any shares to LPC but LPC is obligated to make purchases as Marina directs, subject to certain conditions, which include the effectiveness of a registration statement with the U.S. Securities and Exchange Commission covering the sale of the shares that may be issued to LPC.

There are no upper limits to the price LPC may pay to purchase the Company’s common stock and the purchase price of the shares related to any future investments will be based on the prevailing market prices of the Company’s shares immediately preceding the notice of sale to LPC without any fixed discount. There are no penalties or liquidated damages in the purchase agreement. The agreement may be terminated by the Company at any time, at its sole discretion, without any cost or penalty. The proceeds from this investment will be used to advance both the Company’s FAP clinical program and broad nucleic acid-based drug discovery platform as well as other general Corporate purposes.

A more detailed description of the agreement is set forth in the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2011 which the Company encourages be reviewed carefully.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company, focused on the development and commercialization of oligonucleotide-based therapeutics utilizing multiple mechanisms of action including RNA interference (RNAi) and messenger RNA translational blocking. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs — in bladder cancer and malignant ascites. Marina Biotech entered into an exclusive agreement with Debiopharm Group for the development and commercialization of the bladder cancer program. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

About Lincoln Park Capital (“LPC”)

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.LincolnParkCapital.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

For additional information, please contact:

Marina Biotech, Inc.

Phil Ranker

Interim Chief Financial Officer

(425) 908-3615

Email contact: pranker@marinabio.com